Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206017

CNL HEALTHCARE PROPERTIES II, INC.

STICKER SUPPLEMENT NO. 1 DATED APRIL 27, 2018

TO THE PROSPECTUS DATED APRIL 13, 2018

This sticker supplement no. 1 is part of, and should be read in conjunction with, our prospectus dated April 13, 2018. Unless otherwise defined herein, capitalized terms used in this sticker supplement have the same meanings as prescribed to them in the prospectus. The purpose of this sticker supplement is to disclose an update to our risk factors.

Risk Factors

The following risk factor supplements the risk factors in the section of the prospectus entitled “Risk Factors—Risks Related to Our Organizational Structure” and all related disclosure throughout the prospectus.

Our charter designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the MGCL to authorize the adoption of such provisions.